News Release

AGL Resources Reports Second Quarter 2015 Earnings

•	2Q15 EPS excluding wholesale services of $0.39, compared to $0.36 in 2Q14

•	2Q15 EPS from continuing operations of $0.35, compared to $0.48 in 2Q14

•	Diluted EPS guidance range for 2015 affirmed at $2.85 - $3.10 on a consolidated basis and $2.70 - $2.80 excluding wholesale services (guidance range revised upward on 3/25/2015)

ATLANTA, July 28, 2015 -- AGL Resources Inc. (NYSE: GAS) today reported second quarter 2015 income from continuing operations excluding wholesale services of $47 million, or $0.39 per diluted share, compared to $42 million, or $0.36 per diluted share in the second quarter of 2014. On a consolidated basis, income from continuing operations attributable to AGL Resources Inc. was $42 million, or $0.35 per share, compared to $57 million, or $0.48 per share, in the second quarter of 2014.

“Our second quarter performance was seasonally quiet, with results from all segments performing in line with, or better than, management’s projections. Even with warmer-than-normal temperatures during the quarter, we reported solid operating income for our distribution and retail segments, while continuing to maintain a strong focus on expense management. While EBIT for our wholesale services segment was lower than last year’s second quarter, performance exceeded our expectations based on economic results,” said John W. Somerhalder II, AGL Resources’ Chairman and Chief Executive Officer. “Building on a strong first half of the year, we remain on track to achieve consolidated EPS in 2015 of $2.85 - $3.10, and $2.70 - $2.80 excluding wholesale services. With our continued focus on investment in utility projects that drive rate base growth, as well as our investments in interstate pipeline projects, we expect to generate long-term average annual EPS growth of 6% to 9% through 2019.”

Second Quarter and Year-to-Date EPS and Adjusted EPS through June 30

Diluted EPS	2Q15	2Q14	Variance	YTD 2015	YTD 2014	Variance
Consolidated GAAP (1)(2)	$0.35	$0.48	$(0.13)	$1.96	$3.29	$(1.33)
Continuing operations, excluding wholesale services	0.39	0.36	0.03	1.72	1.67	0.05
(1)	Excludes discontinued operations, primarily Tropical Shipping, the sale of which resulted in diluted EPS of $0.01 in the second quarter of 2014 and $(0.42) for the six months ended June 30, 2014.
(2)	The wholesale services segment produced record results in 2014, driving the year-over-year variance for both the quarter and year-to-date.

Second Quarter and Year-to-Date Segment EBIT through June 30

(in millions)	2Q15	2Q14	Variance	% EBIT Contribution
Distribution operations	$106	$110	$(4)	96%
Retail operations	17	17	-	15
Wholesale services (1)	(8)	24	(32)	(7)
Midstream operations	(2)	(7)	5	(2)
Other	(2)	(3)	1	(2)
Total	$111	$141	$(30)	100%

(in millions)	YTD 2015	YTD 2014	Variance	% EBIT Contribution
Distribution operations (2)	$334	$339	$(5)	70%
Retail operations (3)	104	97	7	22
Wholesale services (1)	48	315	(267)	10
Midstream operations	(4)	(10)	6	(1)
Other	(4)	(5)	1	(1)
Total	$478	$736	$(258)	100%
(1)
Average annual economic earnings expectation for the wholesale services segment is approximately $50 million. 6-mos 2015 and 2014 results reflect wholesale services’ ability to generate significant upside in periods of market volatility.

(2)	Colder-than-normal weather positively impacted year-to-date results by $8 million and $17 million in 2015 and 2014, respectively.
(3)
Colder-than-normal weather positively impacted year-to-date results by $8 million and $15 million in 2015 and 2014, respectively. Retail operations results for 6-mos 2015 include recovery of $13 million of hedge losses and lower of cost or market (LOCOM) adjustments from 2014 that were recorded in the first half of 2015. Before minority interest of $14 million for 6-mos 2015 and 2014.

For the second quarter, the primary drivers of the year-over-year decline in EPS from continuing operations include the following:
•
Commercial activity at wholesale services of $1 million in the second quarter of 2015, compared to $30 million in the second quarter of 2014. The change in commercial activity was driven by lower volatility in natural gas commodity and transportation prices compared to prior year;

•
Lower mark-to-market accounting hedge gains, net of inventory adjustments at wholesale services of $3 million in the current year quarter, compared to gains of $10 million in the second quarter of 2014; and

•
Warmer-than-normal weather for the second quarter of 2015 resulting in lower EBIT of $(3) million across the distribution operations and retail operations segments; this compares to additional EBIT of $2 million for the second quarter of 2014 related to colder-than-normal weather.

These decreases were partially offset by the following:
•	Increased revenues from regulatory infrastructure replacement programs in the distribution operations segment; and
•	Improved performance in the midstream operations segment.

For the first six months, the primary drivers of the year-over-year decline in EPS from continuing operations include the following:
•
Commercial activity at wholesale services of $108 million in the first half of 2015, compared to $401 million in the first half of 2014. The change in commercial activity was driven by lower volatility in natural gas commodity and transportation prices compared to prior year record commercial activity resulting from extremely cold temperatures in 2014; and

•
Colder-than-normal weather for the first half of 2015 resulting in additional EBIT of $16 million across the distribution operations and retail operations segments; this compares to additional EBIT of $32 million for the first half of 2014 related to significantly colder-than-normal weather.

These decreases were partially offset by the following:
•	Increased margin from regulatory infrastructure replacement programs of $11 million and higher margin related to customer growth of $10 million in the distribution operations segment;
•	Higher EBIT at retail operations related to favorable gas costs and storage optimization;
•
Lower mark-to-market accounting hedge losses, net of inventory adjustments, at wholesale services of $(23) million in the current year, compared to hedge losses of $(33) million in the first half of 2014; and

•	Lower incentive compensation expense of $14 million year-over-year, primarily at wholesale services where a fixed percentage of earnings is paid, related to lower earnings compared to prior year.

INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST

•
Interest expense for the second quarter of 2015 was $42 million, a decrease of $3 million compared to the second quarter of 2014.  Interest expense for the first six months of 2015 was $86 million, a decrease of $5 million compared to the first six months of 2014 mainly due to lower outstanding debt.

•
Income tax expense for the second quarter of 2015 was $25 million, compared to $37 million for the same period in 2014. Income tax expense for the first six months of 2015 was $143 million compared to $240 million for the first six months of 2014. The decreases were due to lower earnings relative to the prior year.

•
Net income attributable to minority interest was $2 million for each of the second quarters of 2015 and 2014, and $14 million for each of the six months ended June 30, 2015 and 2014. This reflects the 15% share earnings attributable to our SouthStar Energy Services joint venture partner.

2015 EARNINGS GUIDANCE AFFIRMED

AGL Resources continues to expect its consolidated diluted EPS in 2015 to be in the range of $2.85 to $3.10, excluding mark-to-market hedge movements for 2016 and forward positions. Adjusted 2015 earnings per share excluding wholesale services are expected to be in the range of $2.70 to $2.80. Adjusted EPS guidance excludes the wholesale services segment to remove earnings volatility created by mark-to-market accounting in this segment, and to better describe the underlying earnings drivers and results from our other operating segments.

As previously disclosed, the wholesale services segment is expected to generate economic earnings in the range of $80 million to $110 million in 2015 (substantially higher than annual average expectation of $50 million). However, expected EPS on a GAAP basis in the wholesale services segment remains $0.15-$0.30 per share, reflecting the impact of hedge gains in 2014 related to 2015 transactions. The wholesale services EPS estimate excludes mark-to-market movements that may impact EPS in 2015. Reported EBIT for the wholesale services segment will be provided each quarter along with a reconciliation to economic earnings.

Unanticipated changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2015 significantly above or below this guidance. Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will hold a conference call to discuss its second quarter 2015 results on July 29, 2015, at 9 a.m. Eastern Time. The conference call will be webcast and can be accessed via the Investor Relations section of the company’s website (www.aglresources.com). Participants also may listen via telephone by dialing 877.703.6106 if calling from the U.S., or 857.244.7305 if dialing from outside of the U.S. (Passcode: 95845180). For participants on the telephone, please place your call 10 minutes prior to the start of the call.

The webcast will be archived on the Investor Relations section of the company’s website. A telephone replay will be available for seven days following the call and can be accessed by dialing 888.286.8010 from the U.S., or 617.801.6888 from outside of the U.S. (Passcode: 98759089).

About AGL Resources
AGL Resources (NYSE:GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services and midstream operations. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves approximately 630,000 retail energy customers and approximately 1.2 million customer service contracts through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management and ownership and operation of natural gas storage facilities. AGL Resources is a Fortune 500 company and a member of the S&P 500 Index.

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements include matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quote from John W. Somerhalder II, statements regarding 2015 financial performance of our wholesale services segment, our segment EBIT expectations and our 2015 earnings guidance and related expectations and assumptions.

Actual results may differ materially from those suggested by the forward-looking statements for a number of reasons including, but not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including any changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; limits on pipeline capacity; the impact of acquisitions and divestitures; our ability to successfully fully integrate operations that we have or may acquire or develop in the future, direct or indirect effects on our business, financial condition or liquidity resulting from any change in our credit ratings, or any change in the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment; general economic conditions; uncertainties about environmental issues and the related impact of such issues, including our environmental remediation plans; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters, such as hurricanes, on the supply and price of natural gas; acts of war or terrorism; the outcome of litigation; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made. We disclaim any obligation to publicly revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required under United States federal securities law.

Supplemental Information
Management evaluates segment financial performance based on operating margin and earnings before interest and taxes (EBIT), which include the effects of corporate expense allocations. The company believes EBIT is a useful measurement of its performance because it provides information that can be used to evaluate the effectiveness of its businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of goods sold and revenue taxes, excluding operation and maintenance expense, depreciation and amortization, certain taxes other than income taxes, and gains or losses on the sale of assets, if any. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas and revenue taxes are generally passed directly through to customers.

In addition, in this press release AGL Resources has presented a non-GAAP measure of adjusted earnings per share (EPS) that excludes the impact of our wholesale services segment and our discontinued operations. The company believes presenting EPS excluding wholesale services provides investors with an additional measure of operating performance excluding the volatility effects resulting from mark-to-market and LOCOM accounting adjustments in the wholesale services segment. Income (loss) related to the sale of Tropical Shipping is reflected as discontinued operations for the three and six months ended June 30, 2014, and the company believes excluding the impacts of discontinued operations provides a more accurate view of earnings from continuing operations. Details related to these adjustments are included in the management discussion and analysis section of our Annual Report on Form 10-K.

Operating margin and adjusted EPS should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than net income attributable to AGL Resources Inc., operating income or EPS as determined in accordance with GAAP. In addition, the company's operating margin and adjusted EPS may not be comparable to similarly titled measures of another company. Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this release and available on the company's Website at http://www.aglresources.com/ under the Investor Relations section.

 AGL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

		Three months ended June 30,		Six months ended June 30,
In millions, except per share amounts	2015	2014	Fav/ (Unfav)	2015	2014	Fav/ (Unfav)
Operating revenues (includes revenue taxes of $18 and $74 for the three and six months in 2015 and $26 and $94 for the three months in 2014)	$674	$889	$(215)	$2,395	$3,351	$(956)
Operating expenses
Cost of goods sold	222	402	180	1,157	1,802	645
Operation and maintenance	209	211	2	458	500	42
Depreciation and amortization	98	95	(3)	195	188	(7)
Taxes other than income taxes	38	42	4	114	130	16
Total operating expenses	567	750	183	1,924	2,620	696
Operating income	107	139	(32)	471	731	(260)
Other income	4	2	2	7	5	2
Interest expense, net	(42)	(45)	3	(86)	(91)	5
Income before income taxes	69	96	(27)	392	645	(253)
Income tax expense	25	37	12	143	240	97
Income from continuing operations	44	59	(15)	249	405	(156)
Income (loss) from discontinued operations, net of tax	-	1	(1)	-	(49)	49
Net income	44	60	(16)	249	356	(107)
Less net income attributable to noncontrolling interest	2	2	-	14	14	-
Net income attributable to AGL Resources Inc.	$42	$58	$(16)	$235	$342	$(107)

Net income attributable to AGL Resources Inc.
Income from continuing operations	$42	$57	$(15)	$235	$391	$(156)
Income (loss) from discontinued operations, net of tax	-	1	(1)	-	(49)	49
Net income attributable to AGL Resources Inc.	$42	$58	$(16)	$235	$342	$(107)
Basic earnings (loss) per common share
Continuing operations	$0.35	$0.48	$(0.13)	$1.97	$3.30	$(1.33)
Discontinued operations	-	0.01	(0.01)	-	(0.42)	0.42
Basic earnings per common share attributable to AGL Resources Inc.	$0.35	$0.49	$(0.14)	$1.97	$2.88	$(0.91)
Diluted earnings (loss) per common share
Continuing operations	$0.35	$0.48	$(0.13)	$1.96	$3.29	$(1.33)
Discontinued operations	-	0.01	(0.01)	-	(0.42)	0.42
Diluted earnings per common share attributable to AGL Resources Inc.	$0.35	$0.49	$(0.14)	$1.96	$2.87	$(0.91)
Weighted average shares outstanding
Basic	119.5	118.8		119.4	118.7
Diluted	119.8	119.2		119.7	119.1

AGL Resources Inc.
Reconciliation of Net Income to Adjusted Net Income
(Unaudited)

Adjusted to exclude wholesale services and discontinued operations:

	Three months ended		Six months ended
	June 30,		June 30,
In millions	2015	2014	2015	2014
Net income attributable to AGL Resources Inc.	$42	$58	$235	$342
Less: Wholesale services	(5)	15	29	192
Less: Discontinued operations	-	1	-	(49)
Net income - adjusted for wholesale services and discontinued operations	$47	$42	$206	$199

Reconciliation of Earnings per Share to Adjusted Earnings per Share
 (Unaudited)

Adjusted to exclude wholesale services and discontinued operations:

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Diluted earnings per share – consolidated	$0.35	$0.49	$1.96	$2.87
Less: Wholesale services (per share)	(0.04)	0.12	0.24	1.62
Less: Discontinued operations (per share)	-	0.01	-	(0.42)
Diluted earnings per share – adjusted for wholesale services and discontinued operations	$0.39	$0.36	$1.72	$1.67

AGL Resources Inc.
Reconciliation of Wholesale Services’ Reported EBIT to Economic Earnings
 (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
In millions	2015	2014	2015	2014
Wholesale services EBIT reported on a GAAP basis	$(8)	$24	$48	$315
Current quarter and prior year-end realized storage roll-out, net	12	1	28	(15)
Current transportation and hedge movement, net of prior period hedge offset	(4)	(16)	12	(19)
Deferred incentive compensation	2	-	3	-
Economic Earnings	$2	$9	$91	$281

Contacts:

Financial
Sarah Stashak
Director, Investor Relations
Office: 404-584-4577
sstashak@aglresources.com

Media
Tami Gerke
Director, External Communications
Office: 404-584-3873
tgerke@aglresources.com